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                                                                      Exhibit 11


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and inclusion in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 26 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 17, 1995, relating to the financial statements and financial highlights appearing in the December 31, 1994 Annual Report to Shareholders of Morgan Stanley Institutional Fund, Inc., which are included in the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
October 13, 1995